Exhibit 10.1

BLUE NILE, INC.
PERFORMANCE BONUS PLAN
EXECUTIVE CASH BONUS PLAN FOR FISCAL YEAR 2016

Purpose:
Blue Nile, Inc. (“Blue Nile” or the “Company”) has designed this Executive Cash Bonus Plan for Fiscal Year 2016 (the “Bonus Plan”) for designated executive officers. The Bonus Plan is designed to motivate these executives to achieve the Company’s objectives by rewarding the executives with cash payments upon the achievement of the Company’s objectives for fiscal year 2016.
Subject to Performance Bonus Plan:
This Bonus Plan operates under, and is subject to the terms of, the Blue Nile’s 2013 Equity Incentive Plan (the “Plan”). The Plan was approved by Blue Nile’s Board of Directors and Blue Nile’s stockholders. Any capitalized terms not defined in this Bonus Plan have the meaning set forth in the Plan.
Performance Period:
The Performance Period for this Bonus Plan is the Company’s 2016 fiscal year, which is January 4, 2016 through January 1, 2017.
Eligibility:
On the Target Determination Date, the Committee will designate which executive officers and other key employees will be Participants. In order to earn any Bonus Award under the Bonus Plan, a designated executive must remain employed throughout the entire Performance Period. If the executive’s employment terminates before the end of the Performance Period, the executive will not be eligible to earn or be paid any Bonus Award, except as provided in an applicable severance plan or in an individual agreement with an executive and only to the extent such right does not disqualify such Bonus Award (or any other Bonus Award under this Bonus Plan) as Performance-Based Compensation. If an executive is on a leave of absence for a portion of the Performance Period, the executive will be eligible for a Bonus Award based on the actual salary he or she earned from the Company during the Performance Period for active service (that is, exclusive of any salary replacement benefits paid during the leave via insurance or otherwise).
The Section 162(m) Performance Goal:
The “Section 162(m) Performance Goal” used to determine the Maximum Award that may be earned by the Participant for the Performance Period is adjusted EBITDA. On the Target Determination Date, the Committee will establish the level of achievement of adjusted EBITDA that will result in the crediting to the Participant of the Maximum Award. If the Company does not achieve this level of adjusted EBITDA during the Performance Period, no Bonus Award will be earned or paid to any Participant under this Bonus Plan for the Performance Period.
“adjusted EBITDA” means earnings before interest, and other income, taxes, depreciation and amortization adjusted as follows:

•	to exclude restructuring;

•	to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

•	to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board;

•	to exclude the effects of any statutory adjustments to corporate tax rates;

•	to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles;

•	to exclude the effects of stock based compensation and/or the payment of the bonuses under this Plan and/or any other bonus plans of the Company;

•	to exclude the dilutive effects of acquisitions or joint ventures;

•	to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

•
to exclude or include the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;

•
to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and

•	to reflect any partial or complete corporate liquidation.
Maximum Award:
On the Target Determination Date, the Committee will establish each the bonus percentage necessary to determine each Participant’s Maximum Award. A Participant’s “Maximum Award” is the lesser of (i) 200% of his or her Target Award and (ii) $3,000,000.
Target Award:
The “Target Award” equals the product of: (a) the actual base salary earned by the Participant in the Performance Period and (b) a bonus percentage between 0% and 100% designated by the Committee on the Target Determination Date. A Participant’s bonus percentage may not be increased during the Performance Period. If the Participant’s bonus percentage is decreased or salary amount is changed during the Performance Period, the Participant’s Target Award will be calculated based on the applicable bonus percentage in place at the time the Participant earned the applicable salary amount.
Determination of Actual Award - Payout Formula:
On the Payout Determination Date (the date upon which the Committee determines the amounts payable under the Bonus Plan with respect to any previously completed Performance Period), the Committee will determine whether the Company has achieved the Section 162(m) Performance Goal. If the Company has achieved the Section 162(m) Performance Goal, each Participant will be credited with a Maximum Award. The Committee will then exercise negative discretion in respect of the Maximum Award in order to determine the actual award earned by that executive for the Performance Period (the “Actual Award”), with such negative discretion based on: (i) achievement against additional adjusted EBITDA goals selected by the Committee, as reflected by the calculation of the adjusted EBITDA Result (as described below), (ii) achievement against any individual performance goals selected by the Committee, as reflected by the calculation of the Individual Result (described below), and (iii) any other factors selected by the Committee in its sole discretion.
Specifically, the Actual Award is determined as follows:

1.	The product of (i) the EBITDA Result, (ii), 80%, and (iii) the Target Award is the “EBITDA Award.”

2.	The product of (i) the Individual Result, (ii), 20%, and (iii) the Target Award is the “Individual Award.”

3.
The sum of (i) the EBITDA Award, and (ii) the Individual Award, and subject to any other factors selected by the Committee in its sole discretion, is the Actual Award, and the Maximum Award is reduced by the difference between the Actual Award and the Maximum Award.

To determine the “EBITDA Result” and “Individual Result” the Committee will determine a percentage, between 0% and 200%, based on the achievement during the Performance Period of the goals selected by the Committee for the Performance Period.

Administration:
Actual Awards will generally be paid within 60 days after the close of the Performance Period, but in all cases will be paid not later than March 15 of the year following the year in which they were earned, in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company will withhold from any payments under the Bonus Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of a Bonus Award.
Participation in the Bonus Plan is at the discretion of the Committee. Designation as a Participant does not change the at-will nature of employment with the Company.
Except as otherwise provided in the Performance Bonus Plan, the Committee will have full power and authority to construe, interpret, and administer the Bonus Plan, including the power to amend or terminate the Bonus Plan at any time, without the consent of any adversely affected Participant. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it determines to be necessary or appropriate for the administration of, or the performance of its responsibilities under, the Bonus Plan. Any decision by the Committee that is not inconsistent with the provisions of the Performance Bonus Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.